Exhibit 10.2

GRANT-BACK LICENSE AGREEMENT

This Grant-Back License Agreement (“Agreement”) is made and entered into as of October 5, 2010 (the “Effective Date”) by and between Digimarc Corporation (“Parent”, and together with its Subsidiaries, “Digimarc”) and IV Digital Multimedia Inventions, LLC (together with its Affiliates, “IV”).

WHEREAS, Digimarc developed the technology described and claimed in the Patents;

WHEREAS, concurrently with the execution and delivery of this Agreement, Digimarc and IV are entering into a Patent License Agreement (the “Patent License Agreement”) and a Patent Rights Agreement (the “Patent Rights Agreement”) (collectively, the Patent License Agreement and the Patent Rights Agreement shall be referred to as the “Exclusive License Transaction”); and

WHEREAS, Digimarc desires to receive a license to the Patents in order to continue to operate its business, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises, covenants and warranties set forth below, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by each party hereto, the parties, intending to be legally bound, agree as follows:

1.	Definitions

Capitalized terms used but not defined in this Agreement will have the meaning assigned to them in the Patent License Agreement or the Patent Rights Agreement, as applicable.

1.1.	“Consideration Threshold” shall mean [**] U.S. Dollars ($[**]). The Consideration Threshold shall increase by five percent (5%) per year on each yearly anniversary of the Effective Date.

1.2.

“Cumulative Customer Consideration” as of a given date shall mean, with respect to any Digimarc Customer, the cumulative total consideration recognized as revenue by Digimarc in the four (4) calendar quarters (ending March 31, June 30, September 30 or December 31) prior to such date from such Digimarc Customer and such Digimarc Customer’s Affiliates, from the sale of all Digimarc Products and the provision of all Digimarc Services to such Digimarc Customer and such Digimarc Customer’s Affiliates.

1.3.	“Digimarc Customer” shall mean a purchaser or a licensee of a Digimarc Product or a recipient of Digimarc Services.

1.4.	“Digimarc Product” shall mean a product that consists of software, hardware or firmware designed by Digimarc, made by or for Digimarc, and marketed and sold or licensed (either directly to end users or to customers reselling to end users) by Digimarc, either on a stand-alone basis or in conjunction with the provision of Digimarc Services. The term “Digimarc Products” shall exclude any product, the use, making, offering to sell, selling or importing of which would not infringe any of the Patents.

1.5.

“Digimarc Services” shall mean services provided by Digimarc to a third party, including services that support the use of Digimarc Products, consulting services and testing services, but excluding contract manufacturing for third parties and distribution services of third party products (as opposed to distribution of Digimarc Products), including third party products that incorporate or include a Digimarc product. The term “Digimarc Services” shall exclude any services the provision of which would not infringe any of the Patents.

1.6.

“Government Customer” shall mean (a) a governmental Entity, with respect to its use of Digimarc Products or receipt of Digimarc Services under a government procurement contract, or (b) a non-governmental Entity that contracts with Digimarc as a subcontractor in connection with a government procurement contract, or (c) any Entity receiving Digimarc Products or Digimarc Services from Digimarc as required in a contract between Digimarc and a governmental Entity (or between Digimarc and a non-governmental Entity contracting with Digimarc pursuant to a government contract) for purposes of that particular Digimarc Product or Digimarc Service; provided that in each case under (a), (b) and (c) above, the Digimarc Products or Digimarc Services are used solely to meet the objectives of such governmental contract.

1.7.	“Patent Rights” shall mean all causes of action and other rights assigned, transferred and conveyed to IV pursuant to subsection 1.4 of the Patent License Agreement.

1.8.

“Subsidiary” or “Subsidiaries” of an Entity shall mean any entity that is owned or controlled by such Entity. In the case of a corporation or similar entity, ownership, direct or indirect, of capital stock or other ownership interest representing more than fifty percent (50%) of the voting power for the election or appointment of directors, or person performing similar functions, shall constitute ownership thereof. An entity shall be a “Subsidiary” only for so long as such entity meets the definition set forth above.

2.	Grant-Back License from IV to Digimarc

2.1.

Grant-Back License. Subject to the terms and conditions of this Agreement, IV hereby grants to Digimarc a fully paid-up, royalty-free, non-exclusive, irrevocable, nonsublicensable, nontransferable (except as set forth in subsection 2.2) right and license, without geographic limitation, under each of the Patents (a) to make, have made, use, lease, sell (or license, in the case of software), offer to sell, import or export any Digimarc Product (the “Digimarc Product License”), and (b) to conduct Digimarc’s own research and development activities, and to provide Digimarc Services to third parties (the “Digimarc Practice License”, and collectively with the Digimarc Product License, the “Digimarc License”); provided, however, that:

(i)	Digimarc shall [**] when the [**] first [**], unless:

(a)

such [**] has first received [**] such Digimarc Products and/or Digimarc Services, and that read on any combination of such Digimarc Products and/or Digimarc Services with products and services of such customer, provided that [**];

(b)	such Digimarc Customer is a Government Customer;

(c)	such Digimarc Customer receives such Digimarc Products and/or Digimarc Services pursuant to [**]; provided, that [**] of any such [**] are [**] to, and do not expand the scope of, such [**]; or

(d)

Digimarc and such Digimarc Customer have previously entered into a license agreement with respect to the Patents that is in effect as of the Effective Date, and the Digimarc Products and/or Digimarc Services received by such Digimarc Customer fall within such Digimarc Customer’s licensed field of use under such license agreement.

A Digimarc Customer to which one or more of subsections 2.1(i)(a), (b), (c) or (d) applies shall be referred to as an “[**] Digimarc Customer”.

(ii)

Digimarc shall [**] for each Digimarc Customer that is not an [**] Digimarc Customer, on at least a calendar quarterly basis. For each Digimarc Customer that is not an [**] Digimarc Customer, Digimarc shall determine whether, as of the end of each calendar quarter [**], the [**] for such Digimarc Customer has [**]. In the event that as of the end of any such calendar quarter, the [**] for such Digimarc Customer [**], Digimarc shall notify such Digimarc Customer in writing within ten (10) days after the end of such calendar quarter that such Digimarc Customer [**] Digimarc Products and/or Digimarc Services, as applicable, at the end of the calendar quarter [**] ([**], the “[**]”), [**] such Digimarc Customer has [**] that is described in subsection 2.1(i)(a). Any such agreement with such Digimarc Customer after the [**], and the Digimarc License [**], [**] such Digimarc Customer has [**] that is described in subsection 2.1(i)(a).

(iii)

Any customer or recipient of a Digimarc Product that is sold or otherwise distributed by Digimarc in accordance with the other provisions of this subsection 2.1 shall have the right under the Digimarc License to use such Digimarc Product. For purposes of the preceding sentence, “use” shall include the limited right under the Patents as necessary for a Digimarc Customer to use, sell (or license, in the case of software), offer to sell, lease, make or have made products or services incorporating the Digimarc Product (“Use Right”), provided that the Use Right will apply only to the extent provided by operation of law or equity under the principles of implied license or patent exhaustion, and in particular will not apply to the extent that the incorporation of the Digimarc Product or combination of the Digimarc Product with any other third party technology, product or service results in an infringement of any claim of any Patent that would not have been infringed by the Digimarc Products or Digimarc Services absent such incorporation or combination.

(iv)

In no event will the Digimarc License cover (a) any incorporation or combination of Digimarc Products or Digimarc Services into or with any other products, processes or services, except in cases where [**], (b) any products, processes or services designed by the Digimarc Customer or any other third party (other than by a Government Customer or any other [**] Digimarc Customer, solely to the extent provided for in the IV license (under subsection 2.1(i)(a) or under the existing agreement (under subsection 2.1(i)(c) and (d)), or (c) any other products, processes or services of the Digimarc Customer or any other third party.

(v)

Any agreement between Digimarc and a Digimarc Customer (other than an [**] Digimarc Customer) covering the sale or provision of Digimarc Products and/or Digimarc Services to such customer will include an express acknowledgement that Digimarc is not providing the Digimarc Customer with the right to incorporate or combine Digimarc Products and/or Digimarc Services with or into any other technologies, products or services if such incorporation or combination infringes any patent of a third party (relative to that customer) that would not have been infringed by the Digimarc Products and/or Digimarc Services absent such incorporation or combination.

(vi)	Digimarc will not sell, license or provide Digimarc Products or Digimarc Services to any Person in conjunction with knowingly and actively advising or assisting such Person with:

(a)	any use of such Digimarc Products or Digimarc Services, or

(b)	integration into or combination of such Digimarc Products or Digimarc Services with technology, processes or services of such Person,

in a manner which infringes the Patents and which Digimarc is not permitted to authorize under this Agreement.

(vii)

Except as expressly set forth above in this subsection 2.1, all rights granted to IV in the Exclusive License Transaction are expressly reserved by IV. In particular (but without limitation), Digimarc shall not have any right to grant any third party any license under any of the Patents except to the extent provided by operation of law under the principles of implied license or patent exhaustion in connection with actions expressly permitted under the Digimarc License.

2.2.

Transfer of License. Notwithstanding subsection 2.1, the Digimarc License may be transferred by Digimarc solely in conjunction with an assignment of this Agreement that is permitted under subsection 3.3 of this Agreement, and subject further to the following conditions:

(i)	Digimarc gives IV prompt written notice of such transfer of the Digimarc License in accordance with the notice provision set forth in the Patent License Agreement; and
(ii)

Upon such transfer, unless [**] following the transaction that resulted in such transfer, the Digimarc License will be limited to [**] and to [**] such Digimarc Products and Digimarc Services [**] (“[**]”).

In no event will the Digimarc License extend:

(a)	[**] (except with respect to [**] in the event [**]);

(b)	[**] (including without limitation products, processes or services [**]), except with respect to [**] in the event [**];
(c)	to any incorporation or combination of [**] (or [**]) into or with any [**] if such incorporation or combination [**] that would [**] by the [**] (or other [**]) [**] such [**]; or
(d)	to any other acts of the acquiring party or its Affiliates or agents prior to the acquisition;

provided, however, that IV agrees to negotiate in good faith an extension of the Digimarc License to extend to [**] of [**] the acquiring party’s [**] upon the request [**].

2.3.

Notification of [**]. IV hereby agrees to provide notice to Digimarc of [**], which assessment shall be made by IV in its good faith discretion, provided that Digimarc agrees that any such disclosure shall remain subject to the confidentiality obligations set forth in the NDA and that such disclosure may be used by Digimarc solely in connection with the execution and performance of the transactions contemplated by the Patent License Agreement and the other Transaction Agreements.

Upon any assignment or transfer by IV of all or substantially all of the Patents to any Entity unaffiliated with IV and that is not managed or controlled by any representative of IV, such assignee Entity shall be entitled to elect to either (x) assume the obligation in this subsection 2.3, or (y) not assume the obligations in this subsection 2.3, in which case this subsection 2.3, as well as the restrictions on Digimarc set forth in subsections 2.1(i) and (ii), shall terminate. IV shall give Digimarc prompt written notice: (a) of such assignment or transfer of the obligations of this subsection 2.3 to another concerning certain Patents; or (b) that the restrictions on Digimarc set forth in subsections 2.1(i) and (ii) are terminating concerning certain Patents.

2.4.

No Other/Implied Rights. Digimarc hereby acknowledges and agrees that the Digimarc License is non- exclusive, and that Digimarc neither retains nor is receiving any rights in or to the Patents or the Patent Rights under this Agreement other than as expressly provided for under the Digimarc License in subsection 2.1, including without limitation no rights to sue for and collect past, present and future damages and no rights to seek and obtain injunctive or any other relief for infringement of the Patents or Abandoned Assets with respect to parties not licensed prior to the Effective Date, and no other rights or licenses under the Patents or Patent Rights are granted or implied by this Agreement.

3.	Miscellaneous

3.1.

Entire Agreement; Modification. This Agreement and the other Transaction Agreements set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements among them concerning such subject matter and may be modified only by a written instrument duly executed by each Party hereto.

3.2.

Waiver. Any waiver must be in writing, and any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

3.3.

Assignment; Binding Effect. Neither Party may assign this Agreement or its rights hereunder, including by operation of law, without the prior written consent of the other Party except in conjunction with an assignment by such Party of the Patent License Agreement and/or its rights thereunder that is permitted by subsection 11.3 of such agreement, and with respect to Digimarc, subject further to the terms of subsection 2.2 of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

3.4.

Severability. If any court of competent jurisdiction finds any provision of this Agreement, or any portion thereof, to be invalid, illegal or unenforceable, such provision shall be ineffective to the extent, but only to the extent of, such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.5.	Term of Agreement. This Agreement shall become effective as of the Effective Date and shall terminate or expire on the date that the last of the Patents expires or is abandoned.

3.6.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in all respects without giving effect to the principles of conflicts of law thereof.

3.7.	Good Faith Efforts. Each Party will use good faith efforts to fulfill its obligations under this Agreement.

3.8.

Bankruptcy. The patent licenses and related rights granted hereunder by IV are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (“Code”) licenses of “intellectual property” as defined under the Code. Notwithstanding any provision contained herein to the contrary, if IV is under any proceeding under the Code and the trustee in bankruptcy of that party, or that party as a debtor in possession, rightfully elects to reject this Agreement, then Digimarc pursuant to the relevant sections of Section 365(n) of the Code may retain any and all of its licenses and rights hereunder to the maximum extent permitted by law.

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In witness whereof, intending to be legally bound, the parties have executed this Agreement as of the Effective Date.

DIGIMARC CORPORATION         IV DIGITAL MULTIMEDIA INVENTIONS, LLC

By: /s/ Bruce Davis         By: /s/ Vincent Pluvinage

Bruce Davis

Chairman and Chief Executive Officer Date: October 5, 2010

Vincent Pluvinage Authorized Person

Date: October 5, 2010